Exhibit 99.1

For more information contact:
Roger E. Gower, President/CEO
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4000

MCT REPORTS FOURTH QUARTER, YEAR END 2003 RESULTS

•                  CURRENT QUARTER PROFITABLE

•                  NET SALES UP 31.1% SEQUENTIALLY

•                  GROSS MARGIN EXCEEDS 50%

•                  POSTIVE CASH FLOW FROM OPERATIONS

St. Paul, Minnesota. (February 17, 2004) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its fourth quarter and fiscal year ended December 31, 2003.

Net sales for the fourth quarter ended December 31, 2003 were $3.7 million, an increase of 74.9% from net sales of $2.1 million in the comparable period ended December 31, 2002 and an increase of 31.1% from the previous 2003 quarter.  The net income for the current quarter was $32,000 or $0.00 per share compared to a $3.1 million loss or $0.22 per share in the fourth quarter of 2002.

Net sales for the year ended December 31, 2003 were $11.1 million, a decrease of 8.9% from net sales of $12.2 million in the prior year.  The net loss for the year 2003 was $3.7 million, or $0.21 per share, compared to a net loss of $10.3 million, or $0.73 per share, in 2002.

MCT’s Chief Executive Officer, Roger E. Gower, commented,  “We are pleased with our profitable financial performance this quarter. This performance was the result of two major factors: (1) The restructuring of our manufacturing and operating expenses (42.3% year over year reduction) while simultaneously continuing our key R&D new product efforts, and (2) the favorable acceptance of our newly introduced strip test handler which was key to our achieving bookings of over $6.8M in Q4. In addition to our improved operating performance, our leverage improved on the balance sheet. Since the end of Q3 of 2003 our Senior Subordinated Convertible Notes of $10.0 million has been reduced to $3.9 million as of today’s date through the conversion by the note holders of their debt to common stock. During Q4 of 2003, $2.7 million of the Notes were converted and so far in 2004 an additional $3.4 million has been converted.   These debt conversions resulted in the issuance of 6.1 million shares of our common stock. In total, the culmination of improved operating performance and balance sheet strength provides us the foundation to continue to grow our strip test market share leadership in what appears to be a potential market upturn.”

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry™, SmartMark™, and SmartSort™, designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from the continued downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarters ended March 29, 2003, June 28, 2003, and September 27, 2003 respectively.

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MCT, Inc. (Year-End 2003)

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Years ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Net sales	$3,738	$2,137	$11,123	$12,211
Cost of sales – products	1,790	1,405	6,295	7,604
Cost of sale – inventory revaluation	—	913	—	913
Total cost of sales	1,790	2,318	6,295	8,517
Gross profit (loss)	1,948	(181)	4,828	3,694
Gross margin	52.1%	(8.5)%	43.4%	30.3%

Selling, general and administrative	1,072	1,760	4,872	8,556
Research and development cost	552	847	2,351	4,214
Restructuring charge	—	14	266	207
Total operating expenses	1,624	2,621	7,489	12,977

Operating income (loss)	324	(2,802)	(2,661)	(9,283)

Interest and other	(292)	(273)	(1,007)	(1,047)

Net income (loss)	$32	$(3,075)	$(3,668)	$(10,330)

Net income (loss) per share:
Basic	$0.00	$(0.22)	$(0.21)	$(0.73)
Diluted (1)	$0.01	$(0.22)	$(0.21)	$(0.73)

Weighted average shares outstanding:
Basic	20,087	14,153	17,606	14,125
Diluted	27,274	14,153	17,606	14,125

(1)          Diluted earnings per share reflects $166,000 of interest expense related to the long-term debt, which would not have been incurred had the note holders converted their debt to common stock.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31, 2003	Dec. 31, 2002
Assets
Current assets
Cash and cash equivalents	$1,078	$1,560
Accounts receivable, net	1,539	786
Inventories, net	3,413	3,850
Other current assets	273	212
Total current assets	6,303	6,408
Property, net	336	605

Debt issuance costs and other, net	555	740

Total assets	$7,194	$7,753

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$1,518	$1,010
Bank line of credit	348	—
Accrued liabilities	2,803	2,460
Deferred revenue in excess of cost incurred	16	48
Current portion long-term obligations	—	29
Total current liabilities	4,685	3,547

Long term portion of accounts payable	195	—

Long term debt	7,340	10,000

Total stockholders’ (deficit) equity	(5,026)	(5,794)

Total liabilities and stockholders’ (deficit) equity	$7,194	$7,753